AMERIKING, INC.
                              LIST OF SUBSIDIARIES

                     National Restaurant Enterprises, Inc.
                        AmeriKing Illinois Corporation I
                        AmeriKing Colorado Corporation I
                       AmeriKing Tennessee Corporation I
                       AmeriKing Virginia  Corporation I
                       AmeriKing Cincinnati Corporation I
                        AmeriKing Michigan Corporation I